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                                                                Exhibit 11A


                           PacifiCare Health Systems, Inc.

                Computation of Net Income per Share of Common Stock -
                                       Primary

               (Dollars and shares in thousands, except per share data)



                                                       Three months ended
                                                            March 31,
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                                                          1997      1996
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Net income                                             $  43,494   $  31,869
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Shares outstanding at the beginning of the period         31,302      30,987

Weighted average number of shares issued during the
    period in connection with:
       Issuance of common shares in connection
           with FHP acquisition                            4,842           -
       Exercise of stock options                             217          48

Dilutive shares issuable:
   Net of shares assumed to have been purchased
       (at the average market price) for treasury with
       assumed proceeds from the contingent exercise of
       stock options and registered equity purchase
       contracts                                             633         723
   Assumed conversion of Series A Cumulative
       Convertible Preferred Stock on date of issuance     1,987           -
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Total shares - primary                                    38,981       31,758
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Primary earnings per share                               $  1.12      $  1.01
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